Exhibit 99.2

Cognizant

Q4 2021

"I'm proud of Cognizant's broad-based progress over the past year. We successfully executed our strategy by meaningfully enhancing our digital portfolio, strengthening our international presence, and helping our clients be successful. We enter 2022 with momentum and confidence that our talented employees position us to capture the substantial market opportunity."

Brian Humphries | Chief Executive Officer

Revenue

$4.8 billion

Reported YoY ↑ 14.2%

Constant Currency YoY ↑ 14.5%

Digital revenue up ~20% year-over-year and represents 45% of total revenue, up from 43% in prior year period

GAAP and Adjusted Operating Margin | **15.3%**

GAAP and Adjusted Diluted EPS | **$1.10**

Cash Flow

Cash Flow From Operations	Free Cash Flow
$825M	$760M

Capital Return

Q4 2021 Dividend	Q4 2021 Share Repurchases
$127M $0.24/share	$82M

Revenue by Geography

($ IN BILLIONS)

Reported YoY | Constant Currency YoY

Rest of World ↑ 24.0% ↑ 25.7%

Europe ↑ 33.9% ↑ 35.5%



$0.4
$0.9
$3.5

North America ↑ 9.0% ↑ 9.0%

Revenue by Segment

($ IN BILLIONS)

Reported YoY | Constant Currency YoY

Communications, Media & Technology ↑ 12.6% ↑ 13.1%

Products & Resources ↑ 17.7% ↑ 18.0%



$0.7
$1.6
$1.1
$1.4

Financial Services ↑ 18.5% ↑ 18.8%

Healthcare ↑ 7.9% ↑ 8.2%

Total Employees **330,600**

+12,200 Q/Q

+41,100 Y/Y

Voluntary Annualized Attrition **31%**

Voluntary Trailing 12-Month Attrition **28%**

Acquisitions Announced in Q4 2021

COMPANY	DIGITAL BATTLEGROUND
DEVBRIDGE® A Cognizant Company	Digital Engineering

Q4 2021 year-over-year revenue growth reflects the Samlink Impact. For more information regarding the Samlink Impact, and for non-GAAP financial reconciliations refer to Cognizant's 2021 fourth quarter earnings release issued on February 2, 2022, which accompanies this presentation and is available at investors.cognizant.com.

Cognizant

FY 2021

> "During 2021, we continued to invest in our people and strategic initiatives while navigating the heightened cost pressures driven by the labor supply-demand imbalance. With $2.7 billion of cash and short-term investments and free cash flow in excess of 100% of net income, we are well-positioned to execute our balanced capital allocation framework, including the third consecutive annual increase of the dividend we announced today."

Jan Siegmund | Chief Financial Officer

Revenue

$18.5 billion

Reported YoY ↑ 11.1%

Constant Currency YoY ↑ 10.0%

Digital revenue up ~19% year-over-year and represents 44% of total revenue, up from 42% in prior year

GAAP Operating Margin | **15.3%** Adjusted Operating Margin | **15.4%** GAAP Diluted EPS | **$4.05** Adjusted Diluted EPS | **$4.12**

Cash Flow

Cash Flow From Operations	Free Cash Flow
$2,495M	$2,216M

Capital Return

FY 2021 Dividend	FY 2021 Share Repurchases
$509 $0.96/share	$771M

Revenue by Geography

($ IN BILLIONS)

Reported YoY | Constant Currency YoY



$1.3
$3.6
$13.6

Rest of World ↑ 21.0% ↑ 18.8%

Europe ↑ 19.2% ↑ 14.2%

North America ↑ 8.4% ↑ 8.2%

Revenue by Segment

($ IN BILLIONS)

Reported YoY | Constant Currency YoY



$2.8
$6.1
$4.3
$5.3

Communications, Media & Technology ↑ 14.5% ↑ 13.2%

Products & Resources ↑ 15.7% ↑ 13.9%

Financial Services ↑ 7.6% ↑ 6.3%

Healthcare ↑ 10.0% ↑ 9.6%

Acquisitions Announced in FY 2021

COMPANY	DIGITAL BATTLEGROUND
linium	Cloud
servian	Data
Magenic	Digital Engineering
ESGMOBILITY	IoT
TQS integration (A Cognizant Company)	IoT
HUNTER htrjobs.com	Digital Engineering
DEVBRIDGE (A Cognizant Company)	Digital Engineering

FY2021 year-over-year revenue growth reflects the Samlink Impact. For more information regarding the Samlink Impact, and for non-GAAP financial reconciliations, refer to Cognizant's 2021 fourth quarter earnings release issued on February 2, 2022, which accompanies this presentation and is available at investors.cognizant.com.